Exhibit 99.1

                  Service Corporation International to Redeem
                      Outstanding 6.75% Convertible Notes

    HOUSTON, May 13 /PRNewswire-FirstCall/ -- Service Corporation International (NYSE: SRV), the world's largest funeral and cemetery company, announced today that it intends to call for redemption all of its 6.75% Convertible Subordinated Notes Due 2008 (the "Convertible Notes"), which have an outstanding principal amount of $312.7 million. Pursuant to the terms of the Convertible Notes, holders whose Convertible Notes are redeemed will receive a redemption price of 103.86% of the principal amount of the Convertible Notes together with accrued and unpaid interest up to, but excluding, the redemption date of June 22, 2004. Such interest will be paid to the holders of record on June 7, 2004. Holders will receive a notice of redemption pursuant to the terms of the Convertible Notes.

    The Company expects to fund redemption of the Convertible Notes from its own cash on hand and estimates that approximately $335 million will be used, including interest, if all of the Convertible Notes are redeemed. As a result of this transaction, the Company expects to recognize a pretax loss on the early extinguishment of debt of approximately $18 to $20 million in the second quarter of 2004.


    Cautionary Statement on Forward-Looking Statements

    The statements in this press release that are not historical facts are forward-looking statements. These forward-looking statements have been made in reliance on the "safe harbor" protections provided under the Private Securities Litigation Reform Act of 1995. These statements may be accompanied by words such as "believe," "estimate," "project," "expect," "anticipate," or "predict," that convey the uncertainty of future events or outcomes. These statements are based on assumptions that we believe are reasonable; however, many important factors could cause our actual results in the future to differ materially from the forward-looking statements made herein and in any other documents or oral presentations made by, or on behalf of, of us. Important factors which could cause actual results to differ materially from those in forward-looking statements include, among others, our ability to complete the redemption of the Convertible Notes.

    For further information on these and other risks and uncertainties, see our Securities and Exchange Commission filings, including our 2003 Annual Report on Form 10-K. Copies of this document as well as other SEC filings can be found on our website at www.sci-corp.com . We assume no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by us, whether as a result of new information, future events or otherwise.


    Service Corporation International headquartered in Houston, Texas is the world's largest funeral and cemetery company. We have an extensive network of providers including 1,218 funeral service locations, 402 cemeteries and 141 crematoria providing funeral and cemetery services in North America as of March 31, 2004. We also own funeral and cemetery businesses in South America, Singapore and Germany. For more information about Service Corporation International, please visit our website at www.sci-corp.com .


     For additional information contact:

     Investors:  Debbie Young - Director of Investor Relations
                 (713) 525-9088

     Media:      Terry Hemeyer - Managing Director / Corporate Communications
                 (713) 525-5497


SOURCE  Service Corporation International
    -0-                             05/13/2004
    /CONTACT: investors, Debbie Young, Director of Investor Relations, +1-713-525-9088, or media, Terry Hemeyer, Managing Director - Corporate Communications, +1-713-525-5497, both of Service Corporation International/
    /Web site:  http://www.sci-corp.com /
    (SRV)

CO:  Service Corporation International
ST:  Texas
IN:
SU: